Exhibit 3.99(b)
LIMITED LIABILITY COMPANY AGREEMENT
OF
SAME DAY MANAGEMENT, L.L.C.
This Limited Liability Company Agreement (this “Agreement”) of Same Day Management, L.L.C. is entered into as of the 19th day of April, 2007, by Same Day Surgery, LLC as a member (the “Member”).
The Member in order to form a limited liability company pursuant to and in accordance with the Illinois Limited Liability Company Act, as amended from time to time (the “Act”), hereby agrees with the Company as follows:
     Name. The name of the limited liability company shall be Same Day Management, L.L.C, (the “Company”).
     Member. The name and the business, residence or mailing addresses of the Member is as follows:

Name	Address
Same Day Surgery, LLC	One E. Erie, Suite 333
Chicago, Illinois 60611
     Registered Office/Registered Agent. The address of the registered office of the Company in the State of Illinois, and the name and address of the registered agent of the Company for service of process on the Company in the State of Illinois, is c/o CT Corporation System, 208 LaSalle Street, Chicago, Illinois, 60604.
     Certificate. Each of the Member and Alan Wolf is hereby designated as an authorized person with the meaning of the Act to execute, deliver and file the certificate of formation of the Company (the “Certificate”), and to execute, deliver and file any amendments or restatements of the Certificate or any certificate of cancellation of the Certificate.
     Purpose/Powers. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing. The Company shall have the power and authority to do any and all acts necessary or convenient to or in furtherance of said purposes, including all power and authority, statutory or otherwise, possessed by, or which may be conferred upon, limited liability companies under the laws of the State of Illinois.
     Management. Management, operation and policy of the Company shall be vested exclusively in the Member. The Member, acting through its duly authorized agents, is authorized and empowered on behalf and in the name of the Company to perform all acts and engage in all activities and transactions which it may in its sole discretion deem necessary or advisable in order to cause the Company to carry out its purpose and exercise the powers granted to the Company hereunder and under the Act. The Member is an agent of the Company and the actions of such Member in such capacity shall be binding on the Company without liability to the Member so acting.
     Agents. The Member by written instrument signed by the Member shall have the power to appoint agents to act for the Company with such titles as the Member deems appropriate and to delegate to such agents such of the powers as are held by the Member hereunder as the Member may determine. The Member by written instrument signed by the Member may, in the sole discretion of the Member, ratify any act previously taken by an agent acting on behalf of the Company. Except as provided in this Section 0, the Member shall be the sole person with the power to bind the Company.
     Reliance by Third Parties. Any person or entity dealing with the Company or the Member may rely upon a certificate signed by the Member as to: (a) the identity of the Member, (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Member or are in any other manner germane to the affairs of the Company, (c) the persons who or entities which are authorized to execute and deliver any instrument or document of or on behalf of the Company or (d) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or the Member.
     Capital Contributions. The Member has contributed $[                     ] in cash, as its initial capital contribution to the Company. The Member may make, but shall not be required to make, additional capital contributions to the Company.
     Taxation. It is the intent of the Member that since the Company has a single owner, the Company shall be disregarded as an entity separate from the Member for federal tax purposes.
     Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.
     Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.
     Dissolution. The Company shall have perpetual existence unless it shall be dissolved and its affairs shall have been wound up upon the written consent of the Member. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate as provided in the Act.

     Assignments. The Member may assign its limited liability company interest to any person, which person shall become a Member upon the filing of the instrument of assignment with the records of the Company.
     Amendments. This Agreement may be amended or restated from time to time by the Member.
     Liability of Member. The Member shall not have any liability for any obligations or liabilities of the Company except to the extent provided in the Act.
     Governing Law. This Agreement shall be governed by, and construed under, the Laws of the State of Illinois, all rights and remedies being governed by said laws.
(the remainder of the page intentionally left blank)

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date and year first above written.

Same Day Surgery, LLC
By:	/s/ William H. Wilcox
Title: President